EXHIBIT 23.1

February 2, 1999

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this SB-2 Registration Statement of our report dated November 30, 1998 on our audit of the financial statements of Eagle Wireless International, Inc. We also consent to the reference to our firm under the captions "Selected Financial Data" and Experts".


/s/ McMANUS & CO., P.C.
    McManus & Co., P.C.
    Certified Public Accountants
    Morris Plains, New Jersey